Exhibit 99.4

January 22, 2015

Mr. Tom Divine

RKI Exploration & Production, LLC

210 Park Avenue, Suite 900

Oklahoma City, Oklahoma 73102

Dear Mr. Divine:

At your request, LaRoche Petroleum Consultants, Ltd. (LPC) has estimated the proved reserves and future net cash flow, as of December 31, 2014, to the RKI Exploration & Production, LLC (RKI) interest in certain properties located in New Mexico, Oklahoma, Texas, and Wyoming. This report was completed as of the date of this letter. This report was prepared to provide RKI with Securities and Exchange Commission (SEC) compliant reserve estimates. It is our understanding that the properties evaluated by LPC comprise one hundred percent (100%) of RKI’s proved reserves. We believe that the assumptions, data, methods, and procedures used in preparing this report, as set out below, are appropriate for the purpose of this report. This report has been prepared using constant prices and costs and conforms to our understanding of the SEC guidelines, reserves definitions, and applicable financial accounting rules.

Summarized below are LPC’s estimates of net reserves and future net cash flow. Future net revenue is prior to deducting estimated production and ad valorem taxes. Future net cash flow is after deducting these taxes, operating expenses, and future capital expenditures but before consideration of federal income taxes. The discounted cash flow values included in this report are intended to represent the time value of money and should not be construed to represent an estimate of fair market value. We estimate the net reserves and future net cash flow to the RKI interest, as of December 31, 2014, to be:

	Net Reserves			Future Net Cash Flow ($)
	Oil	Gas	NGL		Present Worth
Category	(Barrels)	(Mcf)	(Barrels)	Total	at 10%
Proved Developed

Producing	31,588,922	122,779,766	13,199,811	$2,405,908,000	$1,283,373,750

Non-Producing	4,106,367	6,510,416	504,274	275,410,688	137,006,359

Proved Undeveloped	22,805,096	95,283,914	13,527,818	1,416,712,875	619,356,062

Total Proved(1)	58,500,385	224,574,096	27,231,903	$4,098,031,563	$2,039,736,171

(1)	The total proved values above may or may not match those values on the total proved summary page that follows this letter due to rounding by the economics program.

2435 North Central Expressway, Suite 1500 • Richardson, Texas 75080 • Phone (214) 363-3337 • Fax (214) 363-1608

The oil reserves include crude oil and condensate. Oil and natural gas liquids (NGL) reserves are expressed in barrels, which are equivalent to 42 United States gallons. Gas reserves are expressed in thousands of standard cubic feet (Mcf) at the contract temperature and pressure bases.

The estimated reserves and future net cash flow shown in this report are for proved developed producing reserves and, for certain properties, proved developed non-producing, and proved undeveloped reserves. This report does not include any value that could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated.

This report includes: (1) summary economic projections of reserves and cash flow for each reserve category and (2) one-line summaries of basic economic data and reserves for each property evaluated.

Also included in this report is a group of producing overriding royalty and royalty interest properties which are specified by the lease name “Royalty.” The reserves for these properties were projected as one case based on combined historical net production furnished by RKI.

Estimates of reserves for this report were prepared using standard geological and engineering methods generally accepted by the petroleum industry. The reserves in this report have been estimated using deterministic methods. The method or combination of methods utilized in the evaluation of each reservoir included consideration of the stage of development of the reservoir, quality and completeness of basic data, and production history. Recovery from various reservoirs and leases was estimated after consideration of the type of energy inherent in the reservoirs, the structural positions of the properties, and reservoir and well performance. In some instances, comparisons were made to similar properties for which more complete data were available. We have used all methods and procedures that we considered necessary under the circumstances to prepare this report. We have excluded from our consideration all matters as to which the controlling interpretation may be legal or accounting rather than engineering or geoscience.

The estimated reserves and future cash flow amounts in this report are related to hydrocarbon prices. Historical prices through December 2014 were used in the preparation of this report as required by SEC guidelines; however, actual future prices may vary significantly from the SEC prices. In addition, future changes in environmental and administrative regulations may significantly affect the ability of RKI to produce oil and gas at the projected levels. Therefore, volumes of reserves actually recovered and amounts of cash flow actually received may differ significantly from the estimated quantities presented in this report.

LaRoche Petroleum Consultants, Ltd.

Benchmark prices used in this report are based on the twelve-month, unweighted arithmetic average of the first day of the month price for the period January 2014 through December 2014. Gas prices are referenced to a Henry Hub (HH) price of $4.35 per MMBtu, as published in “Platts Gas Daily,” and are adjusted for energy content, transportation fees, and regional price differentials. Oil and NGL prices are referenced to a Cushing West Texas Intermediate (WTI) crude oil price of $94.99 per barrel and are adjusted for gravity, crude quality, transportation fees, and regional price differentials. These reference prices are held constant in accordance with SEC guidelines. The weighted average prices over the life of the properties are $86.79 per barrel for oil, $4.27 per MCF for gas, and $28.50 per barrel for NGL.

Lease and well operating expenses were specified by RKI and were accepted as presented without verification. Expenses for the properties operated by RKI include direct lease and field level costs as well as allocated overhead charges, compression costs and marketing expenses. Leases and wells operated by others include all direct expenses as well as general, administrative costs, and overhead costs allowed under the specific joint operating agreements. Lease and well operating costs are held constant in accordance with SEC guidelines.

Capital costs and timing of all investments have been provided by RKI and are included as required for workovers, new development wells, and production equipment. RKI has represented to us that they have the ability and intent to implement their capital expenditure program as scheduled. RKI’s estimates of the cost to plug and abandon the wells net of salvage value are included and scheduled at the end of the economic life of individual properties. These costs are held constant.

LPC has made no investigation of possible gas volume and value imbalances that may have resulted from the overdelivery or underdelivery to the RKI interest. Our projections are based on the RKI interest receiving its net revenue interest share of estimated future gross oil, gas, and NGL production.

Technical information necessary for the preparation of the reserve estimates herein was furnished by RKI or was obtained from state regulatory agencies and commercially available data sources. No special tests were obtained to assist in the preparation of this report. For the purpose of this report, the individual well test and production data as reported by the above sources were accepted as represented together with all other factual data presented by RKI including the extent and character of the interest evaluated.

An on-site inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined by LPC. In addition, the costs associated with the continued operation of uneconomic properties are not reflected in the cash flows.

The evaluation of potential environmental liability from the operation and abandonment of the properties is beyond the scope of this report. In addition, no evaluation was made to determine the degree of operator compliance with current environmental rules, regulations, and reporting requirements. Therefore, no estimate of the potential economic liability, if any, from environmental concerns is included in the projections presented herein.

The reserves included in this report are estimates only and should not be construed as exact quantities. They may or may not be recovered; if recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. These estimates should be accepted with the understanding that future development, production history, changes in regulations, product prices, and operating expenses would probably cause us to make revisions in subsequent evaluations. A portion of these reserves are for behind-pipe

LaRoche Petroleum Consultants, Ltd.

zones, undeveloped locations, and producing wells that lack sufficient production history to utilize performance-related reserve estimates. Therefore, these reserves are based on estimates of reservoir volumes and recovery efficiencies along with analogies to similar production. These reserve estimates are subject to a greater degree of uncertainty than those based on substantial production and pressure data. It may be necessary to revise these estimates up or down in the future as additional performance data become available. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geological data; therefore, our conclusions represent informed professional judgments only, not statements of fact.

The results of our third party study were prepared in accordance with the disclosure requirements set forth in the SEC regulations and are intended for public disclosure as an exhibit in filings made with the SEC by RKI.

We have provided RKI with a digital version of the original signed copy of this report letter. In the event there are any differences between the digital version included in filings made by RKI and the original signed report letter, the original signed report letter shall control and supersede the digital version.

The technical persons responsible for preparing the reserve estimates presented herein meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. The technical person primarily responsible for overseeing the preparation of reserves estimates herein is William M. Kazmann. Mr. Kazmann is a Professional Engineer licensed in the State of Texas who has forty years of engineering experience in the oil and gas industry. Mr. Kazmann earned his Bachelor of Science and Master of Science degrees in Petroleum Engineering from the University of Texas at Austin and has prepared reserves estimates for his employers and his own companies throughout his career. He has prepared and overseen preparation of reports for public filings for LPC for the past eighteen years. LPC is an independent firm of petroleum engineers, geologists, and geophysicists and are not employed on a contingent basis. Data pertinent to this report are maintained on file in our office.

Very truly yours,

LaRoche Petroleum Consultants, Ltd.
State of Texas Registration Number F-1360

/s/ Thomas A. Schob

Thomas A Schob
Licensed Professional Engineer
State of Texas No. 52722

/s/ William M. Kazmann

William M. Kazmann
Licensed Professional Engineer
State of Texas No. 45012

TAS:kn

14-916

LaRoche Petroleum Consultants, Ltd.